Exhibit 10.6

Exhibit 10.6

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, is entered into as of this 27th day of August 2003 by and between New York Stock Exchange, Inc. (the “Exchange”), a New York not-for-profit corporation having its principal office at 11 Wall Street, New York, New York 10005 and Richard A. Grasso,                                                              residing at (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Executive has been employed by and currently serves as the Exchange’s Chief Executive Officer and Chairman of the Board of Directors of the Exchange (the “Board”) pursuant to an employment agreement between the Executive and the Exchange, dated as of September 12, 1990 and subsequently amended and restated May 11, 1995 (the “1995 Agreement”) and May 3, 1999 (the “1999 Agreement”) and further amended effective April 6, 2000, February 13, 2001 and August 30, 2001;

WHEREAS, the Exchange recognizes Executive’s substantial contribution to the growth and success of Exchange and desires to provide for continued employment of Executive as its Chief Executive Officer and Chairman of the Board, and Executive is willing to continue to accept such employment by Exchange, on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the parties desire to supersede and replace the 1999 Agreement and the amendments thereto with this Agreement.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the parties set forth in this Agreement, and of other good and valuable consideration, the adequacy and receipt of which is acknowledged, the parties hereto agree as follows:

Section 1. Term of Employment.

The Exchange hereby agrees to employ the Executive and the Executive hereby accepts employment, in accordance with the terms and conditions set forth herein, for a term (the “Employment Term”) commencing on August 27, 2003 (the “Effective Date”) and terminating, unless otherwise terminated earlier in accordance with Section 5 hereof, on May 31, 2007 (the “Initial Employment Term”), provided that the Employment Term shall be automatically extended, subject to earlier termination as provided in Section 5 hereof, for successive additional one (1) year periods (the “Additional Terms”), unless, at least ninety (90) days prior to the end of the Initial Employment Term or the then Additional Term, the Exchange or the Executive has notified the other in writing that the Employment Term shall terminate at the end of the then current term.

Section 2. Position and Responsibilities.

During the Employment Term, the Executive shall serve as the Chief Executive Officer of the Exchange and Chairman of the Board. The Executive shall report exclusively to the Board. The Executive shall, to the extent appointed or elected, serve as a member of any committee of the Board (or the equivalent bodies in a non-corporate subsidiary or affiliate) of any of the Exchange’s subsidiaries or affiliates and as an officer or employee (in a capacity commensurate with his position with the Exchange) of any such subsidiaries or affiliates, in all cases, without additional compensation or benefits and any compensation paid to the Executive, or benefits provided to the Executive, in such capacities shall be a credit with regard to the amounts due hereunder from the Exchange. The Executive shall have duties, authorities and responsibilities generally commensurate with the duties, authorities and responsibilities of persons in similar capacities. The Executive shall devote substantially all of his business time, attention and energies to the performance of his duties hereunder, provided, however, to the extent the following activities do not materially interfere with the performance of his duties hereunder or create a potential business conflict or the appearance thereof (or such interference or conflict as has been specifically barred by the Board or a committee thereof), the Executive may, subject to the prior approval of the Chairman of the Human Resources and Compensation Committee (or its successor) of the Board (the “HRC Committee”), which consent will not be unreasonably withheld, conditioned or delayed, serve as an officer, employee, agent, director, trustee or committee member of any religious, charitable, educational, civic or other nonbusiness organization. The Executive may not serve as an officer, employee, agent, director, trustee or committee member of any other entity; provided however, that the Executive may retain his position as director of the entity listed under “Other Entities” on Exhibit A until the next annual shareholder election for directors to be held following the Effective Date.

The Executive and the Exchange agree that Exhibit A hereto identifies each of the entities described in the preceding paragraph that the Executive serves as of the Effective Date as an officer, employee, agent, director, trustee or committee member (the “Listed Entities”). The Exchange and the Executive agree that the Executive may continue to serve the Listed Entities in the same or similar capacities during the Employment Term to the extent that such activities do not interfere or conflict in any substantial way with the performance of the Executive’s responsibilities and duties under this Agreement.

Notwithstanding the foregoing, the Exchange and the Executive agree that, subject to the Exchange’s Statement of Business Conduct and Ethics as it exists from time to time, including, without limitation, the policies on ownership and disclosure of securities contained therein, nothing herein shall prevent the Executive from managing his personal investments (subject to applicable Exchange policies on permissible investments) or accepting an appointment and serving as an executor, administrator or trustee of an estate or a trust under a will or a trust agreement made by an individual.

Section 3. Compensation and Benefits.

During the Employment Term, the Exchange shall pay and provide the Executive the following:

3.1 Base Salary. The Exchange shall pay the Executive an annual base salary (the “Base Salary”) at a rate of $1,400,000.00. Base Salary shall be paid monthly, in arrears, to the Executive in accordance with the Exchange’s normal payroll practices for executives. Base Salary shall be reviewed from time to time by the HRC Committee (or as otherwise designated by the Board) to ascertain whether, in the judgment of the reviewing committee, such Base Salary should be increased. If so increased, Base Salary shall not be thereafter decreased and shall thereafter, as increased, be the Base Salary hereunder.

3.2 Employee Benefits. Except as otherwise provided herein, the Executive shall, to the extent eligible, be entitled to participate at a level commensurate with his position in all employee benefit welfare and retirement plans and programs, generally provided by the Exchange to its senior executives in accordance with the terms thereof as in effect from time to time. The Executive shall not be entitled to participate in the New York Stock Exchange, Inc. Supplemental Executive Retirement Plan, New York Stock Exchange, Inc. Capital Accumulation Plan, New York Stock Exchange, Inc. Deferred Compensation Plan for Performance Awards and New York Stock Exchange, Inc. ICP Award Deferral Plan or any other Exchange-sponsored employee pension benefit plan not qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (collectively, the “Nonqualified Plans”), other than the New York Stock Exchange, Inc. Supplemental Executive Savings Plan (the “SESP”) as provided below. The Executive shall have no further rights to benefits under such Nonqualified Plans after the payment of the amounts described in Section 3.3(d).

Notwithstanding the foregoing, the Executive shall be eligible to participate in the SESP; provided that:

(a) Any amounts deferred or credited under such plan following the Effective Date and any subsequent calendar year shall be paid to the Executive upon the earlier of the Executive’s termination of employment or the last day of the respective calendar year in which the deferral was made; and

(b) The maximum amount that the Executive may defer under the SESP shall not exceed six percent (6%) of the total amount of compensation that is otherwise eligible to be deferred under the terms of the SESP.

3.3 Supplemental Retirement Benefits. The Exchange and Executive agree, that, in lieu of participation in the Nonqualified Plans, in addition to those retirement benefits provided under the Exchange’s employee benefit pension plans that qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended, and the SESP, the Exchange shall pay to the Executive the following:

(a) As soon as administratively practicable following the Effective Date, $51,574,000 (which the parties agree represents the amount of liability that was accrued on the Exchange’s balance sheet as of December 31, 2002 with respect to the Executive’s supplemental retirement benefit under Section 3.3 of the 1999 Agreement);

(b) As soon as administratively practicable following the Effective Date, a payment equal to the sum of the amounts credited to the Executive as of the Effective Date under the SESP (including amounts attributable to a special award made on behalf of the Executive under such plan in February 2002), New York Stock Exchange, Inc. ICP Award Deferral Plan and New York Stock Exchange, Inc. Deferred Compensation Plan for Performance Awards (the parties having agreed that the total value of such amounts as of August 12, 2003 was $74,398,156, which shall be further adjusted to reflect any additional amounts credited under such plans in accordance with the terms of such plans (such as additional deferred compensation) through the Effective Date and for a deemed amount of “earnings” that will be credited to such amounts through the date of payment in accordance with the respective terms of such plans).

(c) Pursuant to the following table, an amount designated in the following table as soon as practicable following the respective date specified in the table, provided that the Executive is employed by the Exchange on such date:

Date	Amount
January 1, 2004	$7,138,000
January 1, 2005	$7,138,000
January 1, 2006	$7,138,000
January 1, 2007	$7,138,000

(The parties agree that each amount to be paid pursuant to the foregoing table represents the amount of expense that is accrued in such year on the Exchange’s Profit and Loss Statement with respect to the Executive’s supplemental retirement benefits determined under Section 3.3(d) below (as computed under Exhibit B but excluding the amounts paid pursuant to this Paragraph in the definition of “Prior Benefit Amounts”)).

(d) As soon as administratively practicable following the termination of the Executive’s employment for any reason, a lump sum payment computed pursuant to the terms of Exhibit B.

(e) The following payments that are in lieu of the deferred amounts credited to a book entry account on behalf of the Executive pursuant to Section 3.4 and Exhibit C of the 1999 Agreement:

(1) As soon as administratively practicable following the Effective Date, a cash lump sum payment of those amounts credited to a “rabbi trust” on behalf of the Executive pursuant to Exhibit C of the 1999 Agreement, which amount was valued at $13,159,269 as of August 12, 2003 and which shall be adjusted for a deemed amount of “earnings” that will be credited to such amount from August 12, 2003 through the date of payment.

(2) The Executive shall become vested in the amounts specified in the table below (the “CAP Amounts”) on the dates (the “Vesting Dates”) provided in such table; provided that, except as otherwise provided in the Agreement, the Executive is still employed by the Exchange as of a Vesting Date:

Vesting Dates	Amount
Executive’s 57th Birthday	$1,449,822
Executive’s 58th Birthday	$2,950,630
Executive’s 59th Birthday	$3,115,866
Executive’s 60th Birthday	$4,604,921

(The parties having agreed that the foregoing amounts include a deemed amount of interest at a rate of eight percent (8%) per annum, compounded annually, calculated in accordance with the New York Stock Exchange, Inc. Capital Accumulation Plan).

As soon as practicable following the January 1st first occurring after a Vesting Date, the Exchange shall pay to the Executive the unpaid vested CAP Amount.

3.4 Vacation. The Executive shall be entitled to paid vacation in accordance with the standard written policies of the Exchange with regard to vacations of executives, but in no event less than five (5) weeks per calendar year.

3.5 Sick Days. The Executive shall be entitled to his accumulated sick days as of the day before the Effective Date during the Employment Term. During the Employment Term, the Executive shall be entitled to accrue additional paid sick days in accordance with the standard written policies of the Exchange with regard to paid sick days of executives, but in no event less than twelve (12) days per calendar year. Unused sick days will be accumulated and carried over to subsequent years.

3.6 Perquisites. The Exchange shall provide to the Executive, at the Exchange’s cost, all perquisites to which other senior executives of the Exchange are generally entitled and such other perquisites which are suitable to the character of the Executive’s position with the Exchange and adequate for the performance of his duties hereunder in accordance with the Exchange’s policy, but the level of travel and hotels shall not be less than currently provided for the Executive. During the Employment Term, the Executive shall, at the expense of the Exchange, maintain membership in such club or clubs as is appropriate for a person in his position and entertain at such club or clubs people, the entertainment of whom is appropriate in the interests of the Exchange, its affiliated companies and its member organizations. To the extent legally permissible, the Exchange shall not treat such amounts as income to the Executive.

3.7 Security. During the Employment Term, the Exchange shall provide the Executive and his family, as deemed appropriate by the Chairman of the HRC Committee after consultation with the Exchange’s chief security officer, with personal safety and security protection as appropriate and reasonable for a person in a like position. In recognition of current security concerns, unless and until otherwise directed by the Chairman of the HRC Committee, the Executive shall be required to utilize private transportation methods, including private air travel.

3.8 Automobile. The Exchange shall provide the Executive with the use of a car and driver of a level considered by the Exchange to be appropriate and reasonable for a person in a like position, including consideration of security needs, but not a level lower than that currently provided to the Executive.

3.9 Incentive Compensation Program. During the Employment Term, the Executive shall participate in the Exchange’s annual incentive compensation program (the “Annual ICP”). There shall be no guaranteed amount of compensation payable to the Executive under the Annual ICP. Payments to the Executive pursuant to the Annual ICP or any successor thereto (“Incentive Compensation Payments”) shall be contingent on achievement of business performance objectives to be established by the HRC Committee thereof (the “Goals”). Effective with the 2003 calendar year and for each subsequent calendar year commencing during the Employment Term, the Target for the Annual ICP shall be at least $1,000,000 (the “Target”). The Target shall be reviewed from time to time by the HRC Committee to ascertain whether, in the judgment of the reviewing committee, such Target should be increased. If so increased, such Target shall not be thereafter decreased and shall thereafter, as increased, be the Target hereunder. The payments under the Annual ICP for each year shall be paid to the Executive no later than two and one-half (2½) months following the end of the applicable year.

3.10 Special Retention Payment. On February 1, 2006, or such earlier date as provided in the Agreement, the Executive shall be paid a special retention payment $5,000,000 plus interest at eight percent (8%), compounded annually, from February 1, 2001 through the date of payment (the “Special Retention Payment”); provided that the Executive is employed by the Exchange on February 1, 2006 or as otherwise provided in this Agreement.

3.11 Disability.

(a) The term “Disability” or “Disabled” shall mean, for purposes of this Agreement, the inability of the Executive, due to mental or physical infirmity, to engage in the performance of his material duties of employment with the Exchange as contemplated by Section 2 herein. The existence or nonexistence of a Disability shall be determined by the Board, after receiving a written report of the HRC Committee, or any successor committee and obtaining such medical information as it reasonably believes necessary. To the extent requested by the HRC Committee or the Board, the Executive shall submit to a medical examination by a physician selected by the Board or HRC Committee (the “Exchange Physician”) to determine whether the Executive has a Disability and the expected length thereof. A determination of the Board regarding the Executive’s status or non-status as Disabled under this paragraph shall be subject to the rights of the Executive pursuant to paragraph (g) below.

(b) If the Executive shall be deemed Disabled, the Executive shall be continued as an employee of the Exchange at least until the end of the Employment Term but may be suspended from his position, authority and duties while he is so Disabled without being a Good Reason, as defined in Section 5(d) below, or a breach hereunder.

(c) During the period of the Executive’s Disability, in lieu of his Base Salary and any right to participate in the Annual ICP during the period of Disability, he shall receive:

(1) A monthly payment in arrears equal to one-twelfth (1/12) of the sum of the following:

(A) one-half (½) of his Base Salary, plus

(B) one-half (½) of the amount equal to the highest Incentive Compensation Payment made to the Executive with respect to the Annual ICP during the six (6) year period preceding the Executive’s Disability.

The above amount shall be reduced by the monthly payments received by the Executive under any other disability plan or program sponsored by the Exchange and the monthly disability benefits received by the Executive pursuant to the applicable provisions of the Social Security Act.

(2) A monthly amount equal to one-half (½) of the Executive’s Base Salary which the Executive has accrued as unused sick days as described in Section 3.5, with one-half of a day of sick pay being utilized for each day for which Executive would have been paid if he had worked.

(d) Executive shall also receive a prorated portion of the Incentive Compensation Payments under the Annual ICP, if any, or any additional or substitute incentive award program, representing the period from the start of the year, or term of any additional or substitute incentive award program, as applicable, before the Executive incurred a Disability which shall be payable at such times as other executives of the Exchange are paid incentive compensation under the respective programs.

(e) While Executive is Disabled and treated as an employee, the Executive shall receive continued welfare benefit plans coverage as if he was an active employee, provided that the Executive shall be entitled to participate in the New York Stock Exchange and Subsidiary Companies Savings Plan, as amended from time to time, the Revised Retirement Plan for Eligible Employees of the New York Stock Exchange and Subsidiary Companies, as amended from time to time and the SESP. The Special Retention Payment shall be paid to the Executive on February 1, 2006 even if the Executive is then Disabled.

(f) Notwithstanding the foregoing, if the Executive recovers from his Disability prior to the end of the Initial Employment Term, or if applicable, Additional Term, the Executive shall be entitled to resume his duties as the Chief Executive Officer of the Exchange and Chairman of the Board. Whether the Executive ceases to be Disabled shall be determined by the Board, after receiving a written report of the HRC Committee, or any successor committee and after obtaining such medical information as it reasonably believes necessary. To the extent requested by the HRC Committee or the Board, the Executive shall submit to a medical examination by a physician selected by the Board or HRC Committee to determine whether the Executive is no longer Disabled.

A determination of the Board regarding the Executive’s status or non-status as Disabled under this paragraph shall be subject to the rights of the Executive pursuant to paragraph (g) below. If the Executive ceases to be Disabled, payments or benefits available to the Executive under paragraph (c) above shall cease and the other provisions of this Agreement shall recommence. The Executive shall be eligible to participate in the Annual ICP or any additional or substitute incentive award program without consideration of the period during which he was Disabled, provided, however, that, at the discretion of the Board or HRC Committee, any Incentive Compensation Payments under the Annual ICP may be offset by amounts paid to the Executive pursuant to clauses (1)(B) and (1)(C) under paragraph (c) above.

(g) If the Executive disputes any determination of the Exchange Physician or the determination of the Board, the Executive shall be entitled to submit to the Board within ten (10) days a written report of a physician selected by him (the “Executive’s Physician”). If such report is in disagreement with the report or findings of the Exchange’s Physician, a third physician (the “Appeal Physician”), jointly selected by the Executive and the Exchange, shall determine whether the Executive is Disabled or not Disabled based upon a review of all submitted documentation related to the Executive’s Disability and an examination of the Executive. If the parties cannot agree on the Appeal Physician, an Appeal Physician shall be selected by arbitration pursuant to Section 11.2. The determination of the Appeal Physician shall be final and binding on the parties. Notwithstanding the Executive’s rights under this paragraph, the status of the Executive as Disabled or not Disabled shall control until the Board or the Appeal Physician, as the case may be, determines otherwise.

3.12 Right to Change Plans. The Exchange shall not be obligated by reason of this Section 3 (including Sections 3.1 through 3.11) to institute, maintain, or refrain from changing, amending, or discontinuing any benefit plan, program, or perquisite (but not specific amounts provided hereunder, such as the benefits described in Section 3.3 and Exhibit B), so long as such changes are similarly applicable to executive employees generally.

Section 4. Expenses.

Upon submission of appropriate documentation, in accordance with its policies in effect from time to time, the Exchange shall pay, or reimburse, the Executive for all ordinary and necessary expenses, in a reasonable amount, which the Executive incurs in performing his duties under this Agreement including, but not limited to, entertainment, professional dues and subscriptions, and all dues, fees, and expenses associated with membership in various professional, business, and civic associations and societies in which the Executive participates in accordance with the Exchange’s policies in effect from time to time. The Exchange shall pay or reimburse Executive for all reasonable travel expenses incurred by Executive in connection with the performance of his duties hereunder. It is understood that because of the nature of the Executive’s duties, the Exchange encourages the Executive to be accompanied by his wife on business trips when appropriate. In any such case, reasonable travel expenses will include her reasonable expenses in connection with the travel, as well as his.

Section 5. Termination of Employment.

The Executive’s employment with the Exchange (including but not limited to any subsidiary or affiliate of the Exchange) and the Employment Term shall terminate upon the occurrence of the first of the following events:

(a) Automatically on the date of the Executive’s death.

(b) Immediately upon written notice by the Exchange to the Executive of a termination for Cause, provided such notice is given within ninety (90) days after the discovery by the Board or a committee designated by the Board of the Cause event (provided that the Exchange may suspend (with pay) the Executive during such 90 day period without it being deemed a “Good Reason,” as defined in Section 5(d) below). For purposes of this Agreement, Cause shall mean (i) the willful and continued failure of the Executive to fulfill his obligations under this Agreement or the Executive’s engaging in serious willful misconduct in respect of his obligations under this Agreement that remains uncured for fifteen (15) days after written notice thereof is given to the Executive, or (ii) the conviction of the Executive for any crime involving the purchase or sale of any securities or commodities, or the indictment of the Executive for any felony or the perpetration, directly or indirectly, of a common law fraud by the Executive against the Exchange. Any action or inaction taken in good faith and reasonably believed to be in the best interests of the Exchange shall not be a basis for Cause. Reference in this paragraph (b) shall also include the Exchange’s affiliated companies, including any direct and indirect subsidiaries of the Exchange.

(c) Upon written notice by the Exchange to the Executive of an involuntary termination without Cause.

(d) Upon thirty (30) days written notice by the Executive to the Exchange of a termination for Good Reason (which notice sets forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination). For purposes of this Agreement, “Good Reason” shall exist if, at any time prior to the expiration of the Employment Term, without the written consent of the Executive, (i) the Board shall remove the Executive as Chairman of the Board or Chief Executive Officer of the Exchange (other than in connection with the termination of his employment) or shall fail to elect or reelect him to those offices (other than in connection with the termination of his employment), (ii) the Board shall reduce the Executive’s rate of Base Salary or Target award level under the Annual ICP or any additional or substitute incentive award program provided under Section 3.9, (iii) the Executive’s duties and responsibilities shall be significantly diminished or there shall be assigned to him duties and responsibilities materially inconsistent with his position and either such situation continues for thirty (30) days after notice of either such situation is given to the Exchange by the Executive, or (iv) the Exchange’s principal offices or the Executive’s own office shall be moved to a location outside of a 25-mile radius of Exchange’s current principal offices. Notwithstanding the foregoing, if a situation which would otherwise constitute a Good Reason shall occur while the Executive is Disabled, as defined in Section 3.11 above, the situation shall not be the basis for a notice of Good Reason (or a notice under clause (iii)

of the previous sentence) unless and until the Executive ceases to be Disabled, as determined by the Board in accordance with Section 3.11(f), and only then shall such situation be the basis for a notice of Good Reason if it has not been rectified at such time.

(e) Upon not less than three (3) months written notice by the Executive to the Exchange of a termination for other than Good Reason (which the Exchange may, in its sole discretion, make effective earlier than any notice date).

A notice by the Executive of non-renewal of the Employment Term pursuant to Section 1 above shall not be deemed a termination as described in paragraphs (a) through (e) above and the Exchange may replace the Executive after the receipt of such notice at any time during the ninety (90) day period prior to the end of the Employment Term and it shall not be deemed a termination as described in paragraphs (a) through (e) above; in such instance the Executive shall be treated as having remained employed through the end of the Employment Term (except with respect to any benefit plan that requires active employment as a condition of participation). A notice by the Exchange of non-renewal of the Employment Term pursuant to Section 1 above shall not be deemed a termination as described in paragraphs (a) through (e) above, but the Executive may terminate at any time after the receipt of such notice and it shall not be deemed a termination as described in paragraphs (a) through (e) above; in such case the Executive shall be treated as having remained employed through the end of the Employment Term (except with respect to any benefit plan that requires active employment as a condition of participation).

Section 6.

6.1 Termination Due to Death. If the Employment Term ends on account of the Executive’s death, the Executive’s surviving spouse or other beneficiary, as so designated by the Executive during his lifetime, shall be entitled, in lieu of any other payments or benefits, to all accrued obligations under the Agreement (through the date of the Executive’s death) and the following:

(a) a lump sum within thirty (30) days equal to one-half (½) of the Executive’s rate of Base Salary;

(b) as soon as administratively practicable following the Executive’s death, the supplemental retirement benefit described in Section 3.3(d);

(c) as soon as administratively practicable following the Executive’s death, the present value of the unpaid CAP Amounts described in Section 3.3(e), regardless of whether it has become vested, using a discount rate of eight percent (8%);

(d) a lump sum within thirty (30) days equal to one-half (½) the highest Incentive Compensation Payment made to the Executive with respect to the Annual ICP during the six (6) year period preceding the Executive’s death;

(e) as soon as administratively practicable following the Executive’s death, an amount equal to the Special Retention Payment under Section 3.10; and

(f) continued health care coverage for the Executive’s spouse (and dependents for as long as required by applicable law or otherwise permitted by applicable insurance contracts or plan documents), on the date of the Executive’s death, if any, under any plans or programs maintained by the Exchange from time to time, without reference to age or service requirements for the remainder of such spouse’s life but not for any future spouse or dependent of the Executive’s surviving spouse.

6.2 Involuntary Termination by the Exchange without Cause or Termination by the Executive for Good Reason. If the Executive is involuntarily terminated by the Exchange without Cause in accordance with Section 5(c) above or the Executive terminates his employment for Good Reason in accordance with Section 5(d) above, as soon as practicable following the date of such termination, the Executive shall be entitled in lieu of any other payments or benefits, to any accrued obligations under the Agreement (through the date of the termination of the Executive’s employment) and the following:

(a) solely with respect to the period following the termination of the Executive’s employment, the present value (using a discount rate equal to the interest rate on a one-year United States Treasury Bill, as specified in The Wall Street Journal on the effective date of the termination of the Executive’s employment or the last preceding date for which such interest rate is published) of:

(1) the total amount of Base Salary payments that would have been paid to the Executive during the Employment Term had his employment not terminated through the remainder of the Initial Employment Term (or, if applicable, the then Additional Term); and

(2) an amount equal to the Remaining Portion of the then Target with respect to the Annual ICP (or any additional or successor incentive award program) for each fiscal year which has commenced, or will commence within the remainder of the Initial Employment Term (or, if applicable, the then Additional Term); and

(b) the supplemental retirement benefit described in Section 3.3(c) and Section 3.3(d);

(c) the present value of the unpaid CAP Amounts described in Section 3.3(e), regardless of whether it has become vested, using a discount rate of eight percent (8%);

(d) an amount equal to forty percent (40%) of the Executive’s accrued, but unused, total sick days;

(e) continued health care coverage for the Executive and his spouse (and dependents for as long as required by applicable law or otherwise permitted by applicable insurance contracts or plan documents), on the date of the termination of the Executive’s employment, if any, under any plans or programs maintained by the Exchange from time to time, without reference to age or service requirements, for the remainder the Executive’s and his spouse’s life but not for any future spouse or dependent of the Executive’s surviving spouse;

(f) an amount equal to the Special Retention Payment under Section 3.10;

(g) continued life insurance coverage as in effect immediately prior to the termination of the Executive’s employment for the Executive for the remainder of the Initial Employment Term (or, if applicable, the then Additional Term) and thereafter, for the remainder of the life of the Executive, life insurance coverage under any plans or programs maintained by the Exchange from time to time for retired employees, without reference to age or service requirements; and

(h) to the extent that such participation does not conflict with applicable law, continued eligibility for the Executive to participate in all employee benefit welfare and retirement plans, programs or arrangements maintained by the Exchange for the remainder of the Initial Employment Term or, if applicable, the then Additional Term, based on the Base Salary rate in effect at the time of the termination and, a Target award level under the Annual ICP (and any additional or substitute incentive award program). If participation is not continued with respect to any such plan, program or arrangement, the Exchange shall provide the Executive with the after tax economic equivalent of a benefit under such plan, program or arrangement unless such benefit is otherwise provided under this Agreement.

The “Remaining Portion” under clause (2) of paragraph (a) above shall be determined by multiplying the applicable Target by a fraction, the numerator of which is the number of months (rounded up to the nearest month) that the Executive would have served under the Agreement had his employment not terminated through the remainder of the applicable fiscal year and the denominator is twelve (12).

6.3 Termination by the Exchange for Cause or Termination by the Executive without Good Reason. If the Executive is terminated by the Exchange for Cause or the Executive terminates his employment without Good Reason, as soon as administratively practicable following the date of such termination, the Executive shall be entitled to receive all accrued obligations under the Agreement (through the date of the termination of the Executive’s employment), including, without limitation, the unpaid vested portion of the CAP Amount described in Section 3.3(e), and the following:

(a) the supplemental retirement benefit described in Section 3.3(d); and

(b) if the Executive terminates his employment without Good Reason on or after May 31, 2005, a pro-rata portion of an amount equal to the Special Retention Payment under Section 3.10 based on the number of months which have elapsed between February 13, 2001 and the date that the Executive’s employment terminates.

Notwithstanding any other provision to the contrary, if the Executive is terminated by the Exchange for Cause based on the indictment of the Executive for a felony and thereafter the indictment is dismissed or the Executive acquitted by a court of law, the Executive shall be entitled to the payment and benefits he would have received as if his employment had been terminated by the Exchange without Cause under Section 6.2.

6.4 Non-Renewal of Agreement by the Exchange or the Executive. If the Agreement is not renewed by the Exchange or the Executive at the end of the Initial Employment Term or an Additional Term in accordance with Section 1 above, the Executive shall be entitled to receive, as soon as practicable following the end of the Employment Term, all accrued obligations under the Agreement (through the end of the Initial Employment Term or, if applicable, the then Additional Term), and the following:

(a) the supplemental retirement benefit described in Section 3.3(d), determined as of the date of the Executive’s termination of employment with the Exchange;

(b) an amount equal to forty percent (40%) of the Executive’s accrued, but unused, total sick days; and

(c) continued health care coverage for the Executive and his spouse (and dependents for as long as required by applicable law or otherwise permitted by applicable insurance contracts or plan documents), on the date of the termination of the Executive’s employment, if any, under any plans or programs maintained by the Exchange from time to time, without reference to age or service requirements for the remainder the Executive’s and his spouse’s life but not for any future spouse or dependent of the Executive’s surviving spouse.

6.5 Employee Benefits. Notwithstanding any other provision to the contrary in this Section 6, except as otherwise provided herein, upon the termination of the Executive’s employment with the Exchange, the Executive shall, to the extent eligible, be entitled to participate in, or receive benefits under, those employee benefit welfare and retirement plans and programs, generally provided under Section 3.2.

Section 7. No Mitigation/No Offset/Release.

(a) In the event of any termination of employment hereunder, the Executive shall be under no obligation to seek other employment and there shall be no offset against any amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that the Executive may obtain. The amounts payable hereunder shall not be subject to setoff, counterclaim, recoupment, defense or other right which the Exchange may have against the Executive or others, except as specifically set forth in Section 8 hereof or upon obtaining by the Exchange of a final unappealable judgment against the Executive.

(b) Upon any termination of employment, upon the request of the Exchange, the Executive shall deliver to the Exchange a resignation from all offices and directorships and fiduciary positions of the Executive in which the Executive is serving with, or at the request of, the Exchange or its subsidiaries, affiliates or benefit plans.

(c) The amounts and benefits provided under Section 6, including, but not limited to Section 6.5, are intended to be inclusive and not duplicative of the amounts and benefits due under the Exchange’s employee benefit plans and programs to the extent they are duplicative.

Section 8. Noncompetition, Confidentiality and Nondisparagement.

8.1 Agreement Not to Compete.

(a) The Executive agrees that for a period of two (2) years after the termination of the Executive’s employment for any reason, the Executive will not engage in Competition with the Exchange.

(b) The Executive agrees that if the Executive violates (a) above, the remedies described in Section 8.6(b) hereof shall apply.

(c) The Executive agrees that the restrictions contained in this Section 8 are necessary for the protection of the business and goodwill of the Exchange because of the trade secrets within the Executive’s knowledge and are considered by the Executive to be reasonable for such purpose.

8.2 Definitions.

(a) “Competition” shall mean participating, directly or indirectly, as an individual proprietor, independent contractor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, consultant, agent or in any capacity whatsoever (within the United States or in any foreign country where the Exchange does business) for (i) any securities exchange or central securities market or securities depository system, the National Association of Securities Dealers, Inc., any commodities exchange and any subsidiary or affiliated entity or organization of any of such entities, and (ii) any electronic trading system, electronic communications network or any alternative trading system (“ATS”) as defined under Section 242.300 of Regulation ATS, whether covered by, or excluded from, ATS requirements under Section 242.301 of Regulation ATS under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or any organization, association or group of persons engaged in any order execution, trading or order routing function within the meaning of Rule 3b-16(b) under the Exchange Act, or in any other automated transaction functions. Notwithstanding the foregoing, the Executive may serve on the board of directors (or other like governing board) of, or be employed by, an entity (which has no parent entities) which (x) holds an interest in another entity which engages in activities described in clause (ii) of the preceding sentence or (y) engages in activities described in clause (ii) of the preceding sentence through a division, provided that in either case, he is not directly involved with the activities of the Related Entity and the revenues received from the Related Entity by the entity on which he is serving as a director (or other similar position) do not constitute more than twenty-five percent (25%) of such entity’s total revenues.

(b) For purposes of this Section 8, “Exchange” shall mean the Exchange and its subsidiaries and affiliates.

8.3 Agreement Not to Engage in Certain Solicitation. The Executive agrees that the Executive will not, during the Executive’s employment with the Exchange or during the two (2) year period thereafter, directly or indirectly, solicit or induce, or attempt to solicit or induce, any employees of the Exchange to terminate their employment with, or otherwise cease or alter their relationship with, the Exchange or hire or assist another person or entity to hire (including, without limitation, with an equity or other ownership interest) any employee of the Exchange or any person who had been an employee of the Exchange in the prior six months.

8.4 Confidential Information.

(a) The Executive specifically acknowledges that any trade secrets or confidential business and technical information of the Exchange or its members, vendors, suppliers or customers, whether reduced to writing, maintained on any form of electronic media, or maintained in mind or memory and whether compiled by the Executive or the Exchange (collectively, “Confidential Information”), derives independent economic value from not being readily known to or ascertainable by proper means by others; that reasonable efforts have been made by the Exchange to maintain the secrecy of such information; that such information is the sole property of the Exchange or its members, vendors, suppliers, or customers and that any retention, use or disclosure of such information by the Executive during the Employment Term (except in the course of performing duties and obligations of employment with the Exchange) or any time after termination thereof, shall constitute misappropriation of the trade secrets of the Exchange or its members, vendors, suppliers, or customers, provided that Confidential Information shall not include: (i) information that is at the time of disclosure public knowledge or generally known within the industry, (ii) information deemed in good faith by the Executive, while employed by the Exchange, desirable to disclose in the course of performing the Executive’s duties, (iii) information the disclosure of which the Executive in good faith deems necessary in defense of the Executive’s rights provided such disclosure by the Executive is limited to only disclose as necessary for such purpose, or (iv) information disclosed by the Executive to comply with a court, or other lawful compulsory, order compelling him to do so, provided the Executive gives the Exchange prompt notice of the receipt of such order and the disclosure by the Executive is limited to only disclosure necessary for such purpose.

(b) The Executive acknowledges that the Exchange from time to time may have agreements with other persons or with the United States Government, or agencies thereof, that impose obligations or restrictions on the Exchange regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. If the Executive’s duties hereunder will require disclosures to be made to him subject to such obligations and restrictions, the Executive agrees to be bound by them.

8.5 Scope of Restrictions. If, at the time of enforcement of this Section 8, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

8.6 Remedies.

(a) In the event of a material breach or threatened material breach of Section 8.1(a), Section 8.3, Section 8.4 or Section 8.9, the Exchange, in addition to its other remedies at law or in equity, shall be entitled to injunctive or other equitable relief in order to enforce or prevent any violations of the provisions of this Section 8. The Exchange agrees that it will not assert to enjoin or otherwise limit the Executive’s activities based on an argument of inevitable disclosure of confidential information, except for matters covered by 8.1(a) or in an arbitration to enforce this agreement.

(b) In the event Section 8.1(b) applies, the HRC Committee, in its discretion, may cause the Exchange to immediately cease payment to the Executive of all future amounts due under the Agreement as well as otherwise specifically provided in any other plan, grant or program.

(c) Upon written request of the Executive, the Exchange shall within thirty (30) days notify the Executive in writing whether or not in good faith it believes any proposed activities would be in Competition and, if it so determines or does not reply within thirty (30) days, it shall be deemed to waive any right to treat such activities as Competition unless the facts are otherwise than as presented by the Executive or there is a change thereafter in such activities. The Executive shall promptly provide the Exchange with such information as it may reasonably request to evaluate whether or not such activities are in Competition.

8.7 Uniformity. In no event shall any definitions of Competition or solicitation (or a similar provision) as it applies to the Executive with regard to any plan or program or grant of the Exchange be interpreted to be any broader than as set forth in this Section 8.

8.8 Delivery of Documents, Other Property. Upon termination of this Agreement or at any other time upon request by the Exchange, the Executive shall promptly deliver to the Exchange all records, all credit cards, cellular phones, computers, fax machines, records, files, memoranda, notes, designs, data, reports, price lists, customer lists, drawings, plans, computer programs, software, software documentation, sketches, laboratory and research notebooks and other documents (and all copies or reproductions of such materials in his possession or control) belonging to the Exchange and any other property of the Exchange. Notwithstanding the foregoing, the Executive may retain his rolodex and similar phone directories (collectively, the “Rolodex”) to the extent the Rolodex does not contain information other than name, address, telephone number and similar information, provided that, at the request of the Exchange, the Executive shall provide the Exchange with a copy of the Rolodex.

8.9 Nondisparagement.

(a) During the Employment Term (solely with regard to directors of the Exchange) and thereafter, the Executive shall not with willful intent to damage economically or as to reputation or vindictively disparage the Exchange, its subsidiaries or their respective past or present officers, directors or employees (the “Protected Group”), provided that the foregoing shall not apply to (i) actions or statements taken or made by the Executive while employed by the Exchange in good faith as fulfilling the Executive’s duties with the Exchange or otherwise at the request of the Exchange, (ii) truthful statements made in compliance with legal process or governmental inquiry, (iii) as the Executive in good faith deems necessary to rebut any untrue or misleading public statements made about him or any other member of the Protected Group, (iv) statements made in good faith by the Executive to rebut untrue or misleading statements made about him or any other member of the Protected Group by any member of the Protected Group, and (v) normal commercial puffery in a competitive business situation. No member of the Protected Group shall be a third party beneficiary of this Section 8.9(a).

(b) During the Employment Term and thereafter, the Exchange by formal announcement or by statements of an officer thereof shall not with willful intent damage the reputation of, or vindictively disparage, the Executive, provided that the foregoing shall not apply to (i) actions or statements taken or made by the Exchange in good faith, (ii) truthful statements made in compliance with legal process or governmental inquiry, and (iii) as the Exchange in good faith deems necessary to rebut any untrue or misleading public statements made about the Exchange, and (iv) statements made in good faith by the Exchange to rebut untrue or misleading statements made about the Exchange.

(c) In the event of a material breach or threatened material breach of clause (a) above, the Exchange, in addition to its other remedies at law or in equity, shall be entitled to injunctive or other equitable relief in order to enforce or prevent any violations of this Section 8.9.

8.10 Litigation Cooperation.

(a) The Executive shall cooperate with the Exchange in connection with any claim or litigation, investigation, administrative proceeding, arbitration, enforcement action, by or against the Exchange relating to any matter in which the Executive was involved or of which the Executive has knowledge (“Litigation”), including, without limitation, making himself available to meet with representatives of the Exchange, and to provide information to the Exchange as to matters in which he was involved prior to his termination, including any information needed in connection with any Litigation and will testify as a witness in connection with such matters if requested by the Exchange to do so, including, without limitation, providing sworn affidavits in support of the Exchange’s defense in any Litigation.

(b) In the event that the Executive is subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony (in a deposition, court proceeding or otherwise) which in any way relates to the Executive’s employment with the Exchange, the Executive shall give prompt notice of such request to the Exchange and, except as otherwise required by court order, will make no disclosure until the Exchange has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.

Section 9. Liability Insurance.

The Exchange shall use its best efforts to cover the Executive under directors and officers liability insurance both during the Executive’s employment with the Exchange, including, without limitation, during the Employment Term, and for at least six years thereafter. The amount of such coverage shall be reasonable in relation to the Executive’s position and responsibilities, coverage maintained for other officers and directors, and the activities of the Exchange and industry practices, provided, however, that in no event shall such coverage be less than $70,000,000.00 in the aggregate for each policy year for all such covered directors and officers of the Exchange, including the Executive.

Section 10. Assignment.

10.1 Assignment by the Exchange. This Agreement may and shall be assigned or transferred to, and shall be binding upon and shall inure to the benefit of, any successor of the Exchange, and any such successor shall be deemed substituted for all purposes of the “Exchange” under the terms of this Agreement. As used in this Agreement, the term “successor” shall mean any person, firm, corporation or business entity which at any time, whether by merger, purchase, or otherwise, acquires all or substantially all of the assets of the Exchange. Notwithstanding such assignment, the Exchange shall remain, with such successor, jointly and severally liable for all its obligations hereunder. Except as herein provided, this Agreement may not otherwise be assigned by the Exchange.

10.2 Assignment by the Executive. This Agreement is not assignable by the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, and administrators, successors, heirs, distributees, devisees, and legatees. If the Executive should die while any amounts payable to the Executive hereunder remain outstanding, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, in the absence of such designee, to the Executive’s estate.

Section 11. Legal Remedies.

11.1 Payment of Legal Fees. The Exchange shall pay the Executive’s reasonable legal fees and costs associated with entering into this Agreement.

11.2 Arbitration. All disputes and controversies arising under or in connection with this Agreement or the Executive’s employment with the Exchange, other than the seeking of injunctive or other equitable relief pursuant to Section 8 hereof, shall be settled by arbitration conducted before a panel of three (3) arbitrators sitting in New York City, New York, or such other location agreed by the parties hereto, in accordance with the rules for expedited resolution of commercial disputes of the American Arbitration Association then in effect, except that one of the arbitrators shall be selected by the Exchange, another by the Executive, and the third shall be selected by the first two arbitrators. The determination of the majority of the arbitrators shall be final and binding on the parties. Judgment may be entered on the award of the arbitrator in any court having proper jurisdiction. The expenses of the arbitration shall be borne equally by both the Exchange and the Executive but each party shall bear the entire cost of its or his attorney’s fees and disbursements. Notwithstanding the foregoing, the arbitrators shall have discretion to determine that the Exchange shall pay some or all of the Executive’s reasonable expenses.

11.3 Notice. Any notices, requests, demands, or other communications provided for by this Agreement shall be sufficient if in writing and if delivered personally, sent by telecopier, sent by an overnight service or sent by registered or certified mail. Notice to the Executive not delivered personally (or by telecopy where the Executive is known to be) shall be sent to the last address on the books of the Exchange, and notice to the Exchange not delivered personally (or by telecopy to the known personal telecopy of the person it is being sent to) shall be sent to it at its principal office. All notices to the Exchange shall be delivered to the Board of Directors at 11 Wall Street, New York, New York 10005 or at such other address as may be provided to the Executive in writing to the Executive. Delivery shall be deemed to occur on the earlier of actual receipt or tender and rejection by the intended recipient.

Section 12. Indemnification.

The Exchange agrees that if the Executive is made, or is threatened to be made, a party to any action or proceeding, whether civil or criminal, by reason of the fact that he is or was a director or officer of the Exchange or serves or served, at the request of the Exchange, any other corporation, or any partnership, joint venture, trust or other enterprise in any capacity, the Exchange shall indemnify him to the fullest extent permitted by the Exchange’s Constitution or, if greater, by the applicable laws of the State of New York, against all costs, expenses, liabilities and losses reasonably incurred or suffered by the Executive in connection therewith. The Exchange shall advance to the Executive all reasonable costs and expenses incurred by him in connection with any such proceeding upon receipt of an itemized list of such costs and expenses and an undertaking by him to repay such advances as, and to the extent, required by Section 725(a) of the New York Not-For-Profit Corporation Law.

Section 13. Miscellaneous.

13.1 Entire Agreement. This Agreement, except to the extent specifically provided otherwise herein, as of the Effective Date supersedes any prior agreements or understandings, oral or written, between the parties hereto or between the Executive and the Exchange, with respect to the subject matter hereof and constitutes the entire Agreement of the parties with respect to the subject matter hereof. To the extent any plan or program of the Exchange that would apply to the Executive (other than an employee benefit pension plan that is not qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended) is more generous to the Executive than the provisions hereof, the Executive shall be entitled to any additional payments or benefits which are not duplicative, but shall otherwise not be eligible for such plan or program.

13.2 Modification. This Agreement shall not be varied, altered, modified, canceled, changed, or in any way amended, nor any provision hereof waived, except by mutual agreement of the parties in a written instrument executed by the parties hereto or their legal representatives.

13.3 Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

13.4 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

13.5 Tax Withholding. The Exchange may withhold from any benefits payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

13.6 Non-Alienation. The benefits payable pursuant to Exhibit B under this Agreement shall not be subject to alienation, transfer, assignment, garnishment, execution or levy of any kind, and any attempt to cause any benefits to be so subjected shall not be recognized.

13.7 Beneficiaries. The Executive may designate one or more persons or entities as the primary and/or contingent beneficiaries of any amounts to be received under this Agreement. Such designation must be in the form of a signed writing acceptable to the Board or the Board’s designee. The Executive may make or change such designation at any time.

13.8 Representation. The Executive represents that the Executive’s employment by the Exchange and the performance by the Executive of his obligations under this Agreement do not, and shall not, breach any agreement that obligates him to keep in confidence any trade secrets or confidential or proprietary information of his or of any other party, to write or consult to any other party or to refrain from competing, directly or indirectly, with the business of any other party. The Executive shall not disclose to the Exchange, and the Exchange shall not request that the Executive disclose, any trade secrets or confidential or proprietary information of any other party.

Section 14. Governing Law.

The provisions of this Agreement shall be construed and enforced in accordance with the laws of the state of New York, without regard to any otherwise applicable principles of conflicts of laws.

IN WITNESS WHEREOF, the Executive and the Exchange have executed this Agreement, as of the day and year first above written.

/s/ Richard A. Grasso
RICHARD A. GRASSO

NEW YORK STOCK EXCHANGE, INC.

By:	/s/ H. Carl McCall

EXHIBIT A

Listed Entities

Religious, Charitable, Educational, Civic or Other Nonbusiness Organization

Alliance for Downtown New York, Inc.

Baruch College School of Business Advisory Board

Cardinal’s Committee of the Laity (Ex-Officio)

Congressional Medal of Honor Foundation

Federal Reserve Bank of New York, International Capital Markets Advisory Board

Lower Manhattan Development Corp.

Nassau County Crime Stoppers, Inc.

NYU Board of Trustees

NYU Stern School of Business Board of Overseers

St. Patrick’s Cathedral

The Economic Club of New York (Spring 2004)

The National Italian American Foundation

The New York City Police Museum

The New York Police Foundation, Inc.

Twin Towers Fund (In Liquidation)

Other Entities

Home Depot Inc.

EXHIBIT B

1. The lump sum benefit to which the Executive or his beneficiary shall be entitled pursuant to Section 3.3(d) of the Agreement shall be the Actuarial Equivalent of a single life annuity, paid monthly, equal to the amount determined under (a), (b) or (c) below, as applicable, less the Prior Benefit Amounts:

(a) If the Executive’s employment terminates on or after a Normal Retirement Date, one-twelfth (1/12) of the Executive’s Base Benefit minus the Executive’s Offset Amount.

(b) If the Executive’s employment terminates on an Early Retirement Date, (x) - (y) where:

(x) is equal to one-twelfth (1/12) of the Executive’s Base Benefit reduced by a percentage equal to the product of two percent (2%) times the number of years and fractional portion of a year elapsing between the date of his Early Retirement Date and the date of the Executive’s sixtieth (60) birthday. There shall be no reduction if the Executive’s Retirement occurs on or after his sixtieth birthday.

(y) is equal to the Executive’s Offset Amount.

(c) If the Employment Term ends on account of the Executive’s death, one-twelfth (1/12) of the Executive’s Base Benefit, determined as if the Executive had retired the day prior to his death, minus the Executive’s Offset Amount and, if applicable, the Base Benefit shall be reduced by a percentage equal to the product of two percent (2%) times the number of years and fractional portion of a year elapsing between the date of his death and the date which would have been his sixtieth (60th) birthday.

2. Definitions. For purposes of this Exhibit B, the following terms shall be defined as follows:

“Actuarial Equivalent” means, an amount equal in value on an actuarial basis, as determined by an actuary selected by the Committee, based upon the mortality and interest rates set forth herein. An actuarially equivalent lump sum value will be determined using the 1983 Group Annuity Mortality Table (weighted 50% of the male rate and 50% of the female rate) and an interest rate equal to: The Moody’s AAA bond rate in effect 120 days prior to the Executive’s Retirement Date or death, minus 2.25%; provided that if the Executive terminates employment for a Retirement Reason, the interest rate shall not exceed 4%.

“Base Benefit” means an amount equal to the Executive’s Final Average Compensation multiplied by a percentage equal to the sum of:

A.	two and one-half percent (2½%) for each of the first ten (10) years of the Executive’s Service, plus

B.	two percent (2%) for each of the next ten (10) years of the Executive’s Service, plus

C.	one and one-half percent (1 1/2%) for each of the next ten (10) years of the Executive’s Service, plus

D.	one percent (1%) for each year of Service thereafter.

“Final Average Compensation” means $12,018,667, which the parties agree represents the annual average of the Executive’s compensation during the thirty-six (36) consecutive calendar months commencing January 1, 1999 but including only eighty-five percent (85%) of the amount of payments made under the Exchange’s Annual ICP with respect to 2001.

“Offset Amount” means an amount equal to the sum of:

A.	the amounts of the Executive’s retirement benefit with respect to Service commencing on his Retirement in the form of a single life annuity, before adjustment for any pre- retirement joint and survivor coverage or any other form of benefit, under the Retirement Plan; plus

B.	the amount of Executive’s Social Security Benefit, provided that (i) if the Executive’s Retirement Date is on or after his attainment of age sixty-two (62), the Executive’s Social Security Benefit amount, and (ii) if the Executive’s Retirement Date is before his attainment of age sixty-two (62), the Executive’s Social Security Benefit amount, but only with respect to the period after the Executive attains age sixty-two (62).

“Prior Benefit Amounts” is the sum of (A) $41,688,423 which is the sum of (i) the Replacement Benefit (as defined under the 1999 Agreement), (ii) $6,571,397 which reflects the amount paid to the Executive in June 1995 and (iii) $5,188,964 which reflects the effect of changing the mortality table with respect to benefits accrued through May 31, 1999 under 7.2(a) of the 1995 Agreement and (B) the sum of the payments actually made to the Executive under Section 3.3(a) and Section 3.3(c) of the Agreement.

“Retirement Date” means the Executive’s Early Retirement Date or Normal Retirement Date, as follows:

A.	“Early Retirement Date” shall be the first day of the first calendar month coinciding with or next following the Executive’s attainment of age 55,

provided such date shall be prior to the Executive’s Normal Retirement Date.

B.	“Normal Retirement Date” shall be the first day of the calendar month nearest the date following his sixty-fifth (65th) birthday. If such birthday shall occur on a day equidistant from the first day of two months, then his Normal Retirement Date shall be deemed to be the first day of the month during which such birthday occurs.

“Retirement Plan” means the Revised Retirement Plan for Eligible Employees of the New York Stock Exchange and Subsidiary Companies, as amended from time to time.

“Retirement Reason” means the termination of the Executive’s employment for any reason except if the Executive is terminated by the Exchange for Cause prior to the end of the Initial Employment Term or the Executive terminates his employment without Good Reason prior to the end of the Initial Employment Term.

“Service” means the total sum of the periods of time, expressed as years and fractions of years (with such fraction representing completed months of employment) with the Exchange; provided that, if the Executive terminates for a Retirement Reason, the Executive’s Service will be the greater of (a) forty-three (43) years or (b) the Executive’s Service assuming employment with the Exchange until the last day of the Employment Term, or, if applicable, the then Additional Term.

“Social Security Benefit” means the amount of monthly “old-age insurance benefit,” as defined under Section 402 of Title II of the Social Security Act to which the Executive would be entitled, under the Social Security Act on his own (and not as a spouse or otherwise) and without any reduction or deduction (for earnings or otherwise), determined as if such Social Security benefit commenced in the first month, coinciding with or next following the Executive’s Retirement Date, in which such benefit under the Social Security Act could be payable to the Executive.